Exhibit 22.1 Subsidiaries of the registrant
WHOLLY OWNED SUBSIDIARIES
Cleveland, Ohio U.S.A.: Keithley Instruments International Corporation
CHINA: Keithley (Beijing) Measurement Instrument Co.
FRANCE: Keithley Instruments SARL
GERMANY: Keithley Instruments GmbH
GREAT BRITAIN: Keithley Instruments Ltd.
ITALY: Keithley Instruments SRL
JAPAN: Keithley Instruments KK
MALAYSIA: Keithley Instruments Sdn Bhd
NETHERLANDS: Keithley Instruments BV
SWITZERLAND: Keithley Instruments S.A.